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                                  EXHIBIT 99.1

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[LOGO] K-Fed
B A N C O R P
1359 N Grand Avenue
Covina, California
91722-5107


                              FOR IMMEDIATE RELEASE
                              ---------------------

For Additional Information Contact:
Kay Hoveland, President and Chief Executive Officer
(626) 339-9663

                                  K-FED BANCORP
                             ANNOUNCES COMPLETION OF
                                 BRANCH PURCHASE

     Covina, California - (September 24, 2004) - Kay Hoveland, President and Chief Executive Officer of K-Fed Bancorp, headquartered in Covina, California, announced today that Kaiser Federal Bank, a wholly-owned subsidiary of K-Fed Bancorp, has completed its acquisition of the Panorama City Branch of Pan American Bank, FSB, Burlingame, California. The transaction included the assumption of approximately $60 million in deposits.

     Ms. Hoveland, stated, "Kaiser Federal Bank looks forward to the improved service this new branch will provide our customers in the San Fernando Valley. Our new branch will also contribute toward the growth of our bank and enable us to broaden our customer base."

     "We hope our new customers will take advantage of the wide range of products and services we offer, while also enjoying the personalized attention of a community bank," Hoveland added. "We look forward to welcoming these new customers to our bank."

     This transaction will add a third full service branch to Kaiser Federal Bank's presence in the Los Angeles metropolitan area. Kaiser Federal Bank also has a financial service center located in both Santa Clara and Fontana, California. Kaiser Federal Bank also operates a network of 30 ATMs in northern and southern California.

     This news release contains certain forward-looking statements about the proposed branch purchase. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the transaction, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the bank and changes in the securities markets.